Exhibit 10.1

FIRST AMENDMENT
TO
MARKETING AGREEMENT

This First Amendment to Marketing Agreement (this “Amendment”) is entered into as of July 26, 2013 by and between Delek Refining, Ltd., a Texas limited partnership (“Delek Refining”), and Delek Marketing & Supply, LP, a Delaware limited partnership (“Delek Marketing”). Delek Refining and Delek Marketing are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, LP and Buyer are parties to that certain Marketing Agreement dated as of November 7, 2012 (the “Marketing Agreement”); and

WHEREAS, LP and Buyer now desire to amend the Marketing Agreement in certain respects, as provided in this Amendment;

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, obligations and benefits made and contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.Definitions. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Marketing Agreement.

2.Amendment. The Parties hereto agree that the Marketing Agreement is hereby amended as follows:

(a)    The defined term “Applicable Law” is hereby amended in its entirety to read as follows:

““Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision of condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question, including any Environmental Law.”

(b)    The second sentence of the defined term “Affiliate’ is hereby amended in its entirety to read as follows:

“Notwithstanding the foregoing, for purposes of this Agreement, Delek US and its subsidiaries (other than the General Partner, the Partnership and its subsidiaries), including Refining, on the one hand, and the General Partner, the Partnership and its subsidiaries, including Delek Marketing, on the other hand, shall not be considered Affiliates of each other.”

(c)    The defined term “Throughput Fee” is deleted.

(d)    Section 6.1(a) of the Marketing Agreement is hereby amended in its entirety to read as follows:

“(a)    one and forty-two hundredths cents ($0.0142) per gallon of Refinery Products sold pursuant to this Agreement during such period (the “Services Base Fee”); plus”

(e)    Section 6.2 of the Marketing Agreement is hereby amended in its entirety to read as follows:

“6.2 [Reserved].”

(f)    Section 6.3 of the Marketing Agreement is hereby amended in its entirety to read as follows:

“6.3 Services Base Fee Adjustment. On July 1 of each year commencing on July 1, 2013, the Services Base Fee shall be increased by an amount equal to the increase, if any, in the CPI-U (All Urban Consumers), as reported by the U.S. Bureau of Labor Statistics, Index; provided, however, that the Services Base Fee may not be decreased below the initial Services Base Fee provided in Section 6.1. If the CPI-U (All Urban Consumers) index is no longer published, Delek Refining and Delek Marketing shall negotiate in good faith to agree on a new index that gives comparable protection against inflation and the same method of adjustment for increases in the new index shall be used to calculate increases in the Services Base Fee. If Delek Refining and Delek Marketing are unable to agree, the new index will be determined by arbitration in accordance with Section 11.12.”

(g)    Section 6.6 of the Marketing Agreement is hereby amended in its entirety to read as follows:

“6.6 Invoicing and Payments. Delek Marketing shall invoice Delek Refining monthly (or in the case of any Shortfall Payments, quarterly). The Services Base Fee and the Shortfall Payment, if any, for any one-month (or one Contract Quarter, as applicable) period shall be due and payable by Delek Refining in arrears on or before the tenth (10th) Business Day following receipt by Delek Refining of such invoice. The Services Profit Share for any one-month period shall be due and payable by Delek Refining in arrears on or before the tenth (10th) Business Day of the second month following such period. Any past due payments owed pursuant to this Article 6 shall accrue interest, payable on demand, at the Prime Rate from the due date of the payment through the actual date of payment. Payment of any Services Base Fee, Services Profit Share or Shortfall Payment pursuant to this Article 6 shall be made by wire transfer of immediately available funds to an account designated in writing by Delek Marketing. If any such fee shall be due and payable on a day that is not a Business Day, such payment shall be due and payable on the next succeeding Business Day.”

(h)    The first sentence of Section 6.7 of the Marketing Agreement is hereby amended in its entirety to read as follows:

“Delek Refining shall maintain the books, records and accounts reflecting the transactions arising from this Agreement during the Term, including, without limitation, accounting and administrative reports relating to the (a) marketing and sale of the Refinery Products and (b) accrual and payment of the Services Base Fee, Services Profit Share and Shortfall Payment attributable to the Term.”

(i)     The first sentence of Section 8.1 of the Marketing Agreement is hereby amended in its entirety to read as follows:

“In the event that either Party is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then upon the delivery by such Party (the “Force Majeure Party”) of written notice (a “Force Majeure Notice”) and full particulars of the Force Majeure event within a reasonable time after the occurrence of the Force Majeure event relied on, the obligations of the Parties, to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused; provided, that (A) prior to the third anniversary of the Effective Date, Delek Refining shall be required to make payments (i) for the Services Base Fee and Services Profit Share for volumes actually sold under this Agreement, provided that the aggregate minimum amount of such Services Profit Share specified in Section 6.1(b) shall not apply for purposes of this clause (A)(i), and (ii) unless the Force Majeure event is an event that adversely affects Delek Marketing’s ability to perform the marketing services it is required to perform under this Agreement, for any Shortfall Payments and for the aggregate minimum Services Profit Share specified in Section 6.1(b) to the extent such amount has not been paid pursuant to clause (A)(i) and (B) from and after the third anniversary of the Effective Date, Delek Refining shall be required to continue to make payments for the Services Base Fee and Services Profit Share for volumes actually sold under this Agreement, provided that the aggregate minimum amount of such Services Profit Share specified in Section 6.1(b) shall not apply for purposes of this clause (B).”

3.    Ratification. Except as amended or modified by Section 2 of this Amendment, the Marketing Agreement is hereby ratified by each of the Parties hereto and shall remain in full force and effect in accordance with its terms.

4.    Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

DELEK REFINING, LTD.

By: DELEK U.S. REFINING GP, LLC,	its general partner
By:  /s/ Kent B. Thomas
Name: Kent B. Thomas
Title: Executive Vice President

By:  /s/ Danny C. Norris
Name: Danny C. Norris
Title: Vice President

DELEK MARKETING & SUPPLY, LP

By: DELEK MARKETING GP, LLC,
    its general partner

By:  /s/ Assaf Ginzburg
Name: Assaf Ginzburg
Title: Executive Vice President

By:  /s/ Andrew L. Schwarcz
Name: Andrew L. Schwarcz
Title: Executive Vice President

[Signature Page to Amendment to Marketing Agreement]